Exhibit 10.1

AMENDMENT No. 3

TO

AMENDED AND RESTATED CREDIT AGREEMENT

This Amendment No. 3 to Amended and Restated Credit Agreement, dated as of March 13, 2006 (the “Amendment”), among FARGO ELECTRONICS, INC., a Delaware corporation (“Company”), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Banks”), LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, “LaSalle”), as Agent for the Banks and as the Issuing Bank, (the Banks, the Issuing Bank and the Agent being collectively referred to herein as the “Lender Parties”) to that certain Amended and Restated Credit Agreement dated as of December 18, 2002, among the Company, LaSalle, in its capacities as Agent, Issuing Bank, and as the sole Bank, as amended by that certain Amendment No. 1 to Amended and Restated Credit Agreement dated as of April 1, 2004, among the Company, LaSalle, in its capacities as Agent, Issuing Bank, and as the sole Bank, and by that certain Amendment No. 2 to Amended and Restated Credit Agreement dated as of March 22, 2005 (as so amended, the “Original Agreement”).

RECITALS:

A.            The Company has requested that the Lender Parties amend a certain Section of the Original Agreement.

B.            Subject to the terms and conditions of this Amendment, the Lender Parties will agree to the foregoing request of the Company.

NOW, THEREFORE, the parties agree as follows:

1.             Defined Terms. All capitalized terms used in this Amendment shall, except where the context otherwise requires, have the meanings set forth in the Original Agreement as amended hereby.

2.             Amendment. The Original Agreement is hereby amended as follows:

(a)   the definition of Termination Date appearing in Section 1 is amended in its entirety to read as follows:

“Termination Date means the earlier to occur of (a) March 31, 2007, as such stated date may be extended from time to time pursuant to Section 2.6; or (b) such other date on which the Commitments terminate pursuant to Section 6 or 12.”

(b)   Section 1 is further amended by deleting the definitions of Borrowing Base, Borrowing Base Certificate, Eligible Accounts Receivable and Eligible Inventory appearing therein.

(c)   Sections 2.1.1 and 2.1.2 are amended in their respective entireties to read as follows:

“2.1.1     Revolving Loan Commitment. Each Bank will make loans on a revolving basis (“Revolving Loans”) from time to time until the Termination Date in such Bank’s Pro Rata Share of such aggregate amounts as the Company may request from all Banks; provided that the Revolving Outstandings will not at any time exceed the Revolving Commitment Amount. On the Effective Date, the “Revolving Loans” outstanding under the Original Agreement shall be deemed to be outstanding Revolving Loans hereunder and shall be subject to, and governed by this Agreement.

2.1.2       L/C Commitment. (a) The Issuing Bank will issue standby letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Bank (each a “Letter of Credit”), at the request of and for the account of the Company from time to time before the date which is 30 days prior to the Termination Date and (b) as more fully set forth in Section 2.3.2, each Bank agrees to purchase a participation in each such Letter of Credit; provided that (i) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $500,000.00 and (ii) the Revolving Outstandings will not at any time exceed the Revolving Commitment Amount. On the Effective Date, the “Letters of Credit” outstanding under the Original Agreement shall be deemed to be outstanding Letters of Credit hereunder and shall be subject to, and governed by this Agreement.”

(d)   Section 6.2.2(a) is amended in its entirety to read as follows:

“(a) If on any day the Revolving Outstandings exceed the Revolving Commitment Amount, the Company shall immediately prepay Revolving Loans and/or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.”

(e)   Section 7.7 is amended in its entirety to read as follows:

“7.7 Authorization. The Company hereby irrevocably authorizes the Agent and the Agent may, in its sole and absolute discretion, at any time and from time to time, pay all or any portion of any of the Company’s obligations hereunder including, without limitation, interest, Attorney Costs and other fees, costs and expenses of the Agent for which the Company is liable pursuant to the terms of the Loan Documents, by charging any bank account of the Company maintained with Agent or any Bank or by advancing the amount thereof to the Company as a Revolving Loan and applying the proceeds of such Revolving Loan against such obligations; provided, however, that the provisions of this Section 7.7 shall not affect the Company’s obligation to pay when due all amounts payable by the Company under any of the Loan Documents whether or not there are sufficient funds therefor in any such bank account of the Company with Agent or any Bank, or whether after making such Revolving Loan the Revolving Outstandings will exceed the Revolving Commitment Amount and provided, further, that the Agent shall give two days prior notice before charging any such account for the cost and expense of the Agent referred to above.

(f)    Section 10.1.6 is amended in its entirety to read as follows:

“10.1.6  Borrowing Base Certificates. Intentionally Deleted.”

(g)   The fourth sentence of Section 14.1 is amended in its entirety to read as follows:

“No amendment, modification, waiver or consent shall (a) increase the Revolving Commitment Amount, (b) extend the date for payment of any principal of or interest on the Loans or any fees payable hereunder, (c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, (d) release all or any substantial part of the collateral granted under the Collateral Documents, (e) reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, or (f) affect Section 12, without, in each case, the consent of all Banks.”

3.             Conditions to Effectiveness. This Amendment shall become effective on the date (the “Effective Date”) when, and only when, the Agent shall have received:

(a)           Counterparts of this Amendment executed by the Company and the Lender Parties;

(b)           a Secretary’s Certificate in the form provided by the Agent, duly completed and executed by the Company; and

(c)           a Certificate of Good Standing for the Company of recent date issued by the Secretary of State of the state of Company’s incorporation and each other state required by the Agent.

4.             Representations and Warranties. To induce the Lender Parties to enter into this Amendment, the Company represents and warrants to the Lender Parties as follows:

(a)           The execution, delivery and performance by the Company of this Amendment and any other documents to be executed and/or delivered by the Company in connection herewith have been duly authorized by all necessary corporate action, do not require any approval or consent of, or any registration, qualification or filing with, any government agency or authority or any approval or consent of any other person (including, without limitation, any stockholder), do not and will not conflict with, result in any violation of or constitute any default under, any provision of the Company’s articles of incorporation or bylaws, any agreement binding on or applicable to the Company or any of the Company’s property, or any law or governmental regulation or court decree or order, binding upon or applicable to the Company or of any of the Company’s property and will not result in the creation or imposition of any security interest or other lien or encumbrance in or on any of its property pursuant to the provisions of any agreement applicable to the Company or any of the Company’s property except pursuant to the Loan Documents;

(b)           The representations and warranties contained in the Original Agreement are true and correct as of the date hereof as though made on that date except to the extent that such representations and warranties relate solely to an earlier date;

(c)           No events have taken place and no circumstances exist at the date hereof which would give the Company the right to assert a defense, offset or counterclaim to any claim by any Lender Party for payment of any obligation (monetary or otherwise) of Company under the Original Agreement as amended by this Amendment, any Note, or any other Loan Document or any other document or instrument executed in connection therewith and all Hedging Obligations owed to any Lender Party, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due; and

(d)           The Original Agreement as amended by this Amendment and the other Loan Documents to which the Company is a party remain in full force and effect and are the legal, valid and binding obligations of the Company and are enforceable in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

5.             Reference to and Effect on the Loan Documents.

(a)           From and after the date of this Amendment, each reference in the Original Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Original Agreement, and each reference to the “Agreement”, “thereunder”, “thereof”, “therein” or words of like import referring to the Original Agreement in any other Loan Document shall mean and be a reference to the Original Agreement as amended hereby.

(b)           The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the any Lender Party under the Original Agreement or any other Loan Document, nor constitute a waiver of any provision of the Original Agreement or any such other Loan Document.

6.             Costs, Expenses and Taxes. The Company agrees to pay on demand all reasonable costs and expenses of the Lender Parties in connection with the preparation, reproduction, execution and delivery of this Amendment and the other documents to be delivered hereunder or thereunder, including their reasonable attorneys’ fees and legal expenses. In addition, the Company shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery, filing or recording of this Amendment and the other instruments and documents to be delivered hereunder, and agrees to save the Lender Parties harmless from and against any and all liabilities with respect to, or resulting from, any delay in the Company’s paying or omission to pay, such taxes or fees.

7.             Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Minnesota.

8.             Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

9.             Counterparts. This Amendment may be executed in separate counterparts and by separate parties in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

FARGO ELECTRONICS, INC.

	By:	/s/ Paul W. B. Stephenson
Paul W. B. Stephenson
	Its:	Chief Financial Officer

Subscribed and sworn to before me
this 13th day of March, 2006

/s/ Jeffrey D. Upin
Jeffrey D. Upin
Notary Public

LASALLE BANK NATIONAL ASSOCIATION, as Agent, Issuing Bank and as the sole Bank

	By:	/s/ Peter Pricco
Peter Pricco
	Its:	Vice President